As filed with the Securities and Exchange Commission on November 2, 2021

File No. 333-258202

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐	PRE-EFFECTIVE AMENDMENT NO.
☒	POST-EFFECTIVE AMENDMENT NO. 1

JOHN HANCOCK INVESTMENT TRUST

(Exact Name of Registrant as Specified in Charter)

200 Berkeley Street
Boston, Massachusetts 02116
(Address of Principal Executive Offices)

800-225-5291
(Registrant’s Area Code and Telephone Number)

Christopher Sechler, Esq.
200 Berkeley Street
Boston, Massachusetts 02116
(Name and Address of Agent for Service)

Copies to:

Mark P. Goshko, Esq.

K&L Gates LLP

One Lincoln Street

Boston, Massachusetts 02111

JOHN HANCOCK INVESTMENT TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Proxy Statement and Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on August 30, 2021, SEC accession number 0001133228-21-004613.

Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on August 30, 2021, SEC accession number 0001133228-21-004613.

Part C — Other Information

Signature Pages

Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on July 27, 2021: (i) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14; (ii) the opinion of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (iii) the consent of counsel with respect to the filing of such tax opinion.

John Hancock Investment Trust

PART C
OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Investment Trust (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 002-10156 and 811-00560) as filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2021 (accession number 0001133228-21-005360), which information is incorporated herein by reference.

Item 16. Exhibits

1(a)	Amended and Restated Declaration of Trust dated January 22, 2016 – previously filed as exhibit 99.(a) to post-effective amendment no. 154 filed on February 25, 2016, accession number 0001133228-16-007639.
1(a)(1)	Amendment dated December 13, 2018 to the Amended and Restated Declaration of Trust dated January 22, 2016 – previously filed as exhibit 99.(a).1 to post-effective amendment no. 189 filed on February 28, 2019, accession number 0001133228-19-000768.
2(a)	Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b) to post-effective amendment no. 98 filed on May 2, 2005, accession number 0001010521-05-000151.
2(a)(1)	Amendment dated March 11, 2008 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 111 filed on February 27, 2009, accession number 0000950135-09-001332.
2(a)(2)	Amendment dated June 9, 2009 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).2 to post-effective amendment no. 113 filed on December 17, 2009, accession number 0000950123-09-071584.
2(a)(3)	Amendment dated August 31, 2010 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 115 filed on February 25, 2011, accession number 0000950123-11-017991.
2(a)(4)	Amendment dated March 10, 2016 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 156 filed on March 14, 2016 accession number No. 0001133228-16-008195.
3	Not applicable.
4	Agreement and Plan of Reorganization (FILED HEREWITH)
5	See Exhibits 1 and 2.
6(a)	Amended and Restated Advisory Agreement dated June 30, 2020 between the Registrant and John Hancock Investment Management LLC. – previously filed as exhibit 99.(d) to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.
6(a)(1)	Amendment to Advisory Agreement dated July 9, 2021 between the Registrant and John Hancock Investment Management LLC relating to John Hancock Mid Cap Growth Fund - previously filed as exhibit 99.(d).4 to post-effective amendment no. 213 filed on July 9, 2021 accession number No. 0001133228-21-003827.
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6(a)(2)	Sub-Advisory Agreement dated December 18, 2013 between John Hancock Investment Management LLC and Wellington Management Company, LLP (“Wellington Sub-Advisory Agreement”). – previously filed as exhibit 99.(d).7 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.
6(a)(3)	Amendment dated July 1, 2021 to the Wellington Sub-Advisory Agreement relating to John Hancock Mid Cap Growth Fund – previously filed as exhibit 99.(d).24 to post-effective amendment no. 213 filed on July 9, 2021 accession number No. 0001133228-21-003827.
7(a)	Amended and Restated Distribution Agreement dated June 30, 2020 between the Registrant and John Hancock Investment Management Distributors LLC (the “Distributor”). – previously filed as exhibit 99.(e) to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.
8	Not applicable.
9(a)	Master Custodian Agreement dated September 10, 2008 among John Hancock Mutual Funds and State Street Bank and Trust Company. – previously filed as exhibit 99.(g).1 to post-effective amendment no. 111 filed on February 27, 2009, accession number 0000950135-09-001332.
9(a)(1)	Amendment dated October 1, 2015 to Master Custodian Agreement dated September 26, 2008 between John Hancock Mutual Funds and State Street Bank and Trust Company. – previously filed as exhibit 99.(g).3 to post-effective amendment no. 150 filed on December 24, 2015, accession number 0001133228-15-006566.
10(a)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 17, 2014, as amended June 22, 2017 (“18f-3 Plan”), for certain John Hancock Mutual Funds advised by John Hancock Investment Management LLC. – previously filed as exhibit 99.(n) to post-effective amendment no. 179 filed on February 28, 2018, accession number 0001133228-18-001177.
10(a)(1)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class A Shares. – previously filed as exhibit 99.( m) to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.
10(a)(2)	Amendment to Distribution Plan Pursuant to Rule 12b-1 dated June 28, 2021 relating to Class A Shares - previously filed as exhibit 99.(m).2 to post-effective amendment no. 213 filed on July 9, 2021 accession number No. 0001133228-21-003827.
10(a)(3)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class C Shares. – previously filed as exhibit 99.(m).4 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.
10(a)(4)	Amendment to Distribution Plan Pursuant to Rule 12b-1 dated June 28, 2021 relating to Class C Shares - previously filed as exhibit 99.(m).6 to post-effective amendment no. 213 filed on July 9, 2021 accession number No. 0001133228-21-003827.
11	Opinion and Consent of K&L Gates LLP regarding legality of issuance of shares and other matters. – previously filed as exhibit 11 to the registration statement on Form N-14 filed on July 27, 2021, accession number 0001133228-21-004082.
12(a)	Opinion of K&L Gates LLP on tax matters. – FILED HEREWITH
12(a)(1)	Consent of K&L Gates LLP. – FILED HEREWITH
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13(a)(1)	Amended and Restated Transfer Agency and Service Agreement dated July 1, 2013 (“Restated Transfer Agency Agreement”) between John Hancock Mutual Funds advised by John Hancock Investment Management LLC and John Hancock Signature Services, Inc. – previously filed as exhibit 99.(h).5 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.
13(a)(2)	Amendment dated October 1, 2013 to the Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h).6 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.
13(a)(3)	Amendment dated June 28, 2021 to the Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h).6 to post-effective amendment no. 213 filed on July 9, 2021 accession number No. 0001133228-21-003827.
13(a)(4)	Amended and Restated Service Agreement dated June 24, 2021 between the Registrant and John Hancock Investment Management LLC. – previously filed as exhibit 99.(h).6 to post-effective amendment no. 214 filed on July 16, 2021 accession number No. 0001133228-21-003918.
13(a)(5)	Service Agreement dated June 30, 2020 among the Registrant, John Hancock Investment Management LLC, and the Registrant’s Chief Compliance Officer – previously filed as exhibit 99.(h).7 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.
13(a)(6)	Amended and Restated Expense Limitation Agreement and Voluntary Expense Limitation Notice dated March 25, 2021 by and between the Registrant and John Hancock Investment Management LLC. – previously filed as exhibit 99.(h).12 to post-effective amendment no. 214 filed on July 16, 2021 accession number No. 0001133228-21-003918.
13(a)(7)	Agreement to Waive Advisory Fees and Reimburse Expenses dated June 25, 2020 between the Registrant and John Hancock Investment Management LLC – previously filed as exhibit 99.(h).12 to post-effective amendment no. 207 filed on February 24, 2021 accession number No. 0001133228-21-000881.
14	Consent of PricewaterhouseCoopers LLP. – previously filed as exhibit j to post-effective amendment no. 216 filed on October 20, 2021, accession No. 0001133228-21-005360.
15	Not applicable.
16	Power of Attorney. – previously filed as exhibit 16 to the registration statement on Form N-14 filed on July 27, 2021, accession number 0001133228-21-004082.
17	Form of Proxy Card. – – previously filed as exhibit 17 to the registration statement on Form N-14 filed on July 27, 2021, accession number 0001133228-21-004082.

Item 17. Undertakings

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
(3)	The undersigned Registrant agrees that a final form of the Opinion and Consent of K&L Gates LLP regarding certain tax matters and consequences to shareholders discussed in the Proxy Statement and Prospectus will be filed in a post-effective amendment to this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, John Hancock Investment Trust has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 2nd day of November, 2021.

JOHN HANCOCK INVESTMENT TRUST

By:	/s/ Andrew G. Arnott
Name: Andrew G. Arnott
Title: President and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Andrew G. Arnott	President and Trustee	November 2, 2021
Andrew G. Arnott

/s/ Charles A. Rizzo	Chief Financial Officer	November 2, 2021
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis *	Trustee	November 2, 2021
Charles L. Bardelis

/s/ James R. Boyle *	Trustee	November 2, 2021
James R. Boyle

/s/ Peter S. Burgess *	Trustee	November 2, 2021
Peter S. Burgess

/s/ William H. Cunningham *	Trustee	November 2, 2021
William H. Cunningham

/s/ Grace K. Fey *	Trustee	November 2, 2021
Grace K. Fey

/s/ Marianne Harrison *	Trustee	November 2, 2021
Marianne Harrison

/s/ Deborah C. Jackson*	Trustee	November 2, 2021
Deborah C. Jackson

/s/ Hassell H. McClellan *	Trustee	November 2, 2021
Hassell H. McClellan

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Signature	Title	Date

/s/ Steven R. Pruchansky *	Trustee	November 2, 2021
Steven R. Pruchansky

/s/ Frances G. Rathke *	Trustee	November 2, 2021
Frances G. Rathke

/s/ Gregory A. Russo *	Trustee	November 2, 2021
Gregory A. Russo

*By:	/s/ Thomas Dee
Thomas Dee
Attorney-in-Fact

* Pursuant to Powers of Attorney previously filed with the registration statement filed on July 27, 2021

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Exhibit Index
4	Agreement and Plan of Reorganization.
12(a)	Opinion of K&L Gates LLP on tax matters.
12(a)(1)	Consent of K&L Gates LLP.

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